Exhibit 99.1

Press Release

CONTACT:           Array BioPharma
Tricia Haugeto, (303) 386-1193

thaugeto@arraybiopharma.com

MacDougall Biomedical Communications

Cory Tromblee, 781-235-3060

ctromblee@macbiocom.com

ARRAY BIOPHARMA’S ARRY-543 SHOWS POTENTIAL CLINICAL BENEFIT IN CANCER PATIENTS

— Superior to Trastuzumab in Preclinical Studies and Synergistic Activity when Combined with Standard Therapies —

Boulder, Colo., (April 21, 2009) — Array BioPharma Inc. (NASDAQ: ARRY) today announced the presentation of two abstracts detailing positive data for its novel, small molecule ErbB family inhibitor, ARRY-543.  The abstracts, which were presented at the American Association for Cancer Research (AACR) 100th Annual Meeting, showed both the clinical benefit of ARRY-543 in tumors that signal through multiple ErbB family members, as well as its efficacy in preclinical models when compared to, and combined with, Herceptin® (trastuzumab), Xeloda® (capecitabine) and Taxotere® (docetaxel) — widely used treatments for solid tumors.  ARRY-543 is an oral, potent tyrosine kinase inhibitor of EGFR, ErbB2, and ErbB4, with a resulting impact on ErbB3, and is active in a wide range of human tumor cell lines.  The complete posters are available as PDFs on Array’s website at www.arraybiopharma.com.

“These data suggest that, unlike approved ErbB inhibitors, ARRY-543 has the potential to be active against the entire ErbB family while demonstrating a strong safety profile.  The ErbB receptor family is a key signaling pathway used by many tumors and co-expression has been shown to be involved in resistance mechanisms against selective EGFR or ErbB inhibitors,” said Kevin Koch, Ph.D., President and Chief Scientific Officer.  “ARRY-543 has demonstrated clinical benefit as a monotherapy in several tumor types.  Also, in preclinical studies, ARRY-543 was superior to commercialized selective ErbB inhibitors, such as trastuzumab, and has increased efficacy when combined with standard-of-care chemotherapies.”

Abstract # 3603 (Apr. 21, 8:00 AM; Hall B-F, Poster Section 31): “ARRY-334543 in ErbB2 positive metastatic breast cancer and other ErbB expressing-cancers: experience from expansion cohorts on a phase I study” details the clinical activity and tolerability of ARRY-543 in patients with ErbB2-positive metastatic breast cancer (MBC) who have been previously treated with trastuzumab and patients with other cancer types reported to express ErbB-family members.

Results showed that ARRY-543 was generally well tolerated and demonstrated evidence of tumor regression and prolonged stable disease in EGFR- and ErbB2-expressing cancers.  Of the confirmed patients with ErbB2-positive MBC treated with ARRY-543, 63 percent achieved stable disease for 16 weeks or longer.  Twenty one patients were evaluated: 12 had available biopsies and eight were confirmed ErbB2-positive.  Clinical benefit was demonstrated in five of these eight patients and patients with confirmed co-expression of ErbB2 and EGFR tended to have the best clinical benefit.  In patients with other cancers shown to express ErbB family members, three patients, with ovarian cancer, cervical cancer and cholangiocarcinoma, respectively, treated with ARRY-543 also achieved stable disease for 16 weeks or more; the patient with cholangiocarcinoma experienced a tumor marker response that was accompanied by a 25 percent regression of target lesions.

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Abstract # 1757 (Apr. 19, 1:00 PM; Hall B-F, Poster Section 35): “In vivo activity of ARRY-334543, a potent, small molecule inhibitor of EGFR/ErbB2 in combination with trastuzumab or docetaxel” demonstrates the compound’s single-agent activity and additive activity in preclinical models of breast, gastric and ovarian carcinoma, with these important standard-of-care marketed therapeutics.  The data showed that breast, ovarian and gastric cancer tumors consistently demonstrated regressions when treated with ARRY-543 as a monotherapy and when treated with ARRY-543 in combination with trastuzumab, capecitabine or docetaxel.  In the three cancer types included in this presentation, tumor regression was more pronounced in the ARRY-543 treated groups, including when combined with other treatments.  In sum, these data show that ARRY-543 demonstrated excellent single agent activity when compared to other widely used therapies, as well as additive activity when combined with these other therapies and was well tolerated in such combinations.

About ErbB Family and ARRY-543

The ErbB family is comprised of four receptor tyrosine kinases including EGFR, ErbB2, ErbB3 and ErbB4.  Signaling through the members of the ErbB family is complex and can involve a wide range of active hetero- and homodimers among family members.  The clinical activity of selective EGFR and ErbB2 inhibitors is well understood.  Activation of multiple ErbB family members simultaneously is one mechanism of resistance to selective EGFR or ErbB2 inhibitors.  Thus, tumors that signal though several members of the ErbB family are potentially more sensitive to an ErbB family inhibitor as compared to selective EGFR or ErbB2 inhibitors.  There are many tumor types that signal through multiple ErbB family members and are potentially responsive to an ErbB family inhibitor.  These include upper gastrointestinal cancers (gastric, hepatobiliary, pancreatic), ovarian, lung and head and neck cancer.

ARRY-543 is a novel, oral ErbB family inhibitor that, unlike approved ErbB inhibitors, targets all members of the ErbB family, including ErbB3, either directly or indirectly, and has potential advantages in treating tumors that signal through multiple ErbB family members.  In early clinical trials, monotherapy with ARRY-543 has shown clinical benefit in several tumor types, including ErbB2 positive metastatic breast cancer and EGFR expressing cholangiocarcinoma, with a generally favorable tolerability and pharmacokinetic profile.  In preclinical studies, ARRY-543 was shown to be superior to an approved ErbB inhibitor in tumors that signal through multiple ErbB family members.  Studies of ARRY-543 in combination with Xeloda® (capecitabine), Taxotere® (docetaxel) and Gemzar® (gemcitabine) are currently enrolling.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating.  These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission.  Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors.  These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of April 21, 2009.  We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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